Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-195411) of Ellington Financial LLC of our report dated March 11, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, NY
March 11, 2016